Consulting Agreement

1.       Identification

     This Consulting Agreement (the "Agreement"), dated February 18, 2005, is entered into by and between Yardville National Bancorp, a New Jersey-chartered corporation ("Company"), and Lawrence Seidman, an independent contractor ("Consultant").

2.       Recitals

     2.1. Consultant has experience in the businesses in which the Company and its wholly owned subsidiary, The Yardville National Bank (the "Bank"), are engaged.
     2.2. The Company desires to engage Consultant as an independent contractor to render advice and guidance in connection with the business of the Company.

3.       Term

     3.1. Subject to the terms and conditions set forth in Article 7 and elsewhere herein, Consultant's service under this Agreement shall commence on the date hereof and expire at the close of business on January 31, 2006 (the "Term").

4.       General Terms

     4.1. Nature of Agreement. The parties acknowledge and agree that Consultant will be retained by the Company as an independent contractor, and not as an employee. Consultant's duties will be limited to those assigned to him by the Company's management. Consultant shall be subject to all securities laws and regulations applicable to consultants of this nature, which includes, but is not limited to, disclosure and insider trading laws and regulations.
     4.2. Duties and Services. During the Term and on a non-exclusive basis, Consultant agrees to perform such reasonable consulting services in the areas of acquisition and growth opportunities, as requested by management of the Company. Consultant shall not be entitled to attend meetings with the Company's management or the Board of Directors unless Consultant's presence is requested by the Company. The Company shall provide Consultant with such information and documentation that it deems, in its sole discretion, applicable to the services requested of the Consultant. The contact individuals at the Company for the Consultant shall be Patrick M. Ryan, President/CEO and, in his absence, Patrick
L. Ryan, SVP/Strategic Planning Officer. Except as specifically set forth herein, or as directed by the Company, it is agreed that Consultant shall have no authority to act on behalf of the Company or the Bank.
     4.3. Board Seat. The Company will consider Consultant for a future Board seat in accordance with Company policies regarding nominations and nomination criteria.

5.       Compensation

     5.1. Compensation for Services. Subject to Consultant's adherence to the terms and conditions of this Agreement, Consultant shall be paid a retainer amount equal to $20,000 payable in installments of $5,000 at the end of each quarter of fiscal 2005. Additionally, subject to the terms and conditions of this Agreement, Consultant shall be paid a monthly fee of $1,000 during the twelve (12) months of the Term. The first monthly payment shall be due on the effective date of this Agreement and subsequent payments shall be made on the first day of the next eleven (11) months thereafter (or the first business day next following such date) until a total of twelve (12) payments are made to Consultant.
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     Notwithstanding any other provision of this Agreement,  if the Agreement is terminated prior to the expiration of the Term, Consultant shall only be entitled to compensation to the extent provided in Article 7.
     5.2. No Withholding. Because Consultant is retained as the Company's independent contractor and not as an employee, the Company and Consultant
acknowledge  and  agree  that  no  federal  or  state  taxes,   social  security
contributions or other deductions shall be made by the Company from the payments made to Consultant pursuant to this Article 5, and that Consultant will remain solely liable for the payment of all such taxes. Consultant further acknowledges that the Company will report compensation paid pursuant to this Agreement on a Form 1099 at the end of each year in which Consultant's services were provided. Consultant expressly covenants to make such tax payments as may be required by applicable law and to indemnify and hold the Company and the Bank harmless from and against any liability the Company or the Bank may incur as a consequence of Consultant's failure to make such payments.

6.       Benefits

     6.1. No Additional Benefits. Consultant shall receive no additional benefits hereunder, and Consultant acknowledges that the Company shall not be responsible for providing Consultant with health insurance, pension benefits or any other benefits.

7.       Termination

     7.1. This Agreement shall terminate in the following circumstances:

                  (a) Upon the death of Consultant;
                  (b) Upon the termination of Consultant by the Company with Cause; or (c) By mutual agreement of the parties hereto.

     7.2. For purposes of this Agreement, termination for "Cause" shall mean termination of Consultant's services by the Company on account of (i) fraud, misappropriation or embezzlement by Consultant in connection with the business of the Company; (ii) violation of any law, rule or regulation (other than traffic offenses or similar offenses) that would reflect adversely on the Company, any felony conviction, any violation of law involving moral turpitude, or any violation of securities law; or (iii) a breach of the provisions of this Agreement.
     7.3. Upon the termination of this Agreement, Consultant shall be entitled only to compensation paid through such date, and to no other payments or benefits.

8.       Confidential Information; Non-Use; Restrictions

     8.1. Non-Disclosure of Confidential Information. As used herein, "Confidential Information" means any and all information affecting or relating to the business of the Company or the Bank, including without limitation, financial data, customer lists and data, licensing arrangements, business strategies, pricing information or product development materials. "Confidential Information" does not include information that is in the public domain, information that is generally known in the trade, or information that Consultant can prove he acquired wholly independently of his relationship with the Company. Consultant shall not, at any time during the Term or thereafter, directly or indirectly, disclose or furnish to any other person, firm or corporation any Confidential Information, except as required by a subpoena (in which event Consultant shall give prior written notice to the Company and shall cooperate with the Company and Company's counsel in complying with such legal requirements). Promptly upon the expiration or termination of Consultant's engagement hereunder for any reason or whenever the Company so requests,

Consultant shall surrender to the Company all documents, drawings, work papers, lists, memoranda, records and other data (including all copies) constituting or pertaining in any way to any of the Confidential Information.
     8.2. Non-Use. Consultant shall not, during the Term or thereafter, solicit or cause to be solicited the disclosure of, or use or disclose, any Confidential Information for any purpose whatsoever.
     8.3. Restrictions. During the Term, Consultant will not support, initiate or participate in any litigation or proxy contest against the Company or the Bank.

9.       Obligation Regarding Voting

     9.1. Obligation Regarding Voting. To the extent permitted by law, Consultant must vote or cause to be voted Company stock beneficially owned by Consultant in favor of Company proposals and Company nominees during the Term. The obligations of this Section 9.1 shall terminate upon termination of this Agreement.

10.      Publicity

     10.1 Publicity. Promptly upon the execution and delivery of this Agreement, the Company shall issue a press release disclosing the material terms and provisions of this Agreement, which press release shall be subject to the prior review and comment of the Consultant.

11.      Public Statements; Litigation

     11.1. Public Statements; Litigation. Unless required by law or court order, from and after the date hereof, until and through the Term, Consultant shall not, directly or indirectly:

          (a) make any statement (except as to capital or equity raises in excess of $15,000,000.00), public or otherwise, in opposition to, or that would reflect negatively against, the Company or the Bank, the Board of Directors of the Company or the Bank, or any of the officers of the Company or the Bank;
          (b) cause, discuss, cooperate or otherwise aid in the preparation of any press release or other publicity other than filings required by securities laws concerning the Company or the Bank or its operations without prior approval of the Company unless required by law, in which case notice of such requirement shall be given to the Company;
          (c) directly or indirectly participate or act in concert with any affiliate, group or other person to participate, by encouragement or otherwise, in any litigation against the Company or the Bank, or any of their respective officers or directors; or
          (d) provide, or act in concert with any person to provide, any funds or services, to any person in support of any activity by such person that would be a violation of the provisions of this Section 11 if undertaken by the Consultant.

12.      Breach; Restriction

     12.1. Breach of Provisions. In the event that Consultant shall breach any of the provisions of this Agreement, or in the event that any such breach is threatened by Consultant, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of this Agreement. Consultant acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, Consultant shall not use as a defense thereto that there is an adequate remedy at law. If such action for injunctive relief is brought by the Company, the prevailing party in such action shall be entitled to reimbursement of its reasonable attorney's fees and court costs from the other party.
     12.2. Reasonable Restrictions. The parties acknowledge that the foregoing restrictions, as set forth in Articles 8, 9, 10 and 11 are under all of the circumstances reasonable and necessary for the protection of the Company and its businesses.

13.      Miscellaneous

     13.1. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns; provided that the rights and obligations of the parties hereto shall not be assignable.
     13.2. Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made when personally delivered or three (3) days following deposit for mailing by first class registered or certified mail, return receipt requested, or if delivered by facsimile transmission, upon confirmation of receipt of the transmission, to the Consultant, at his address maintained in the records of the Company, or, to the Company, at its executive offices.
     13.3. Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.
     13.4. Enforcement. The parties may seek, from a court of competent jurisdiction, provisional remedies or injunctive relief in support of their respective rights and remedies hereunder.
     13.5. Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid unless in writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.
     13.6. Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements or understanding between the Company and Consultant, whether written or oral, fully or partially performed relating to any or all matters covered by and contained or otherwise dealt with in this Agreement.
     13.7. Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.
     13.8. Applicable Law. This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of New Jersey without giving effect to principles relating to conflicts of law. If there is a lawsuit, the parties agree to submit to the jurisdiction of the Courts of Mercer County, New Jersey.
     13.9. Counterparts. Thus Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Attest:                                              YARDVILLE NATIONAL BANCORP





/s/ Daniel J. O'Donnell                         By:         /s/ Patrick M. Ryan
----------------------                                --------------------------

                                               Title:          President/CEO
                                                      --------------------------

                                                     CONSULTANT


/s/ Sonia Seidman                                     /s/  Lawrence Seidman
------------------------                              -------------------------
 Witness                                              Lawrence Seidman